Exhibit 99.1

FOR RELEASE May 11, 2015

SOURCE: Uni-Pixel, Inc.

UniPixel Reports First Quarter 2015 Results

XSense® Integration and Commercial Shipments Underway

THE WOODLANDS, Texas — May 11, 2015 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films™ to the touch screen, flexible printed electronics and display markets, reported results for the first quarter ended March 31, 2015.

“During the quarter, we continued to make progress improving the features and cost structure of our InTouch™ and Diamond Guard™ technology as we conducted extensive due diligence and evaluation of Atmel Corporation’s XSense technology,” commented Jeff Hawthorne, UniPixel’s president and CEO. “We determined that by combining the best elements from XSense and our InTouch technologies, we expect to substantially reduce our go-to-market risk and provide a superior product platform, while better addressing the largest segments of the touch market comprised of touch sensors for mobile phones and tablets.

“We expect the application of our proprietary material science technology to enhance XSense’s performance, functionality and particularly cost, while XSense brings to the table existing Tier-1 customers, an established revenue stream and a customer pipeline, superior touch sensor design and proven commercial volume manufacturing.

“Based on the expanded market opportunity, reduced go-to-market risk and partnership economics, we decided to focus exclusively on applying our technology to advance the XSense product platform.

“We continue to ship existing XSense touch sensors orders to a Tier 1 US based PC OEM customer for three touch sensor devices ranging from 8” to 11.6” in size. These shipments are expected to generate revenue in the current quarter.

“Looking at our customer pipeline, we have five touch sensor designs through initial qualification stage with our current customer and other Tier 1 PC OEMs based in the U.S. and Asia. With one of those U.S. based PC OEMs, we also have a touch sensor design in the final qualification stage. We have been meeting with potential customers in the U.S. and Asia to provide an update on the XSense acquisition, introduce the benefits of the combined operations and IP position, and to discuss program progress and potential order timing.

“Prior to the XSense acquisition, we did not provide revenue guidance given the uncertainty typical of an early stage product introduction. However, with XSense, we are currently shipping a finished product to a Tier 1 PC OEM customer, and have a pipeline of products in mid to late stage development. While we are in the early stages of integration of the XSense operations, at this point we anticipate XSense revenues of at least $10 million for the year. We expect operating expenses to total less than $4 million per quarter by the fourth quarter and to exit the year with gross margins greater than 20%. We anticipate further gross margin improvements in the first half of 2016, leading to profitability for the full year.”

XSense Update
As announced in late April, UniPixel acquired the assets and operations of Atmel Corporation’s XSense touch sensors group. XSense’s roll-to-roll, photolithographic manufacturing process of touch sensors has several performance advantages over other touch sensor technologies.

One advantage is superior touch sensor mesh capability. The XSense photolithographic manufacturing process achieves less than four-micron mesh grid lines and allows unique patented mesh pattern designs other than the traditional diamond pattern. The XSense technology virtually eliminates pattern visibility and moiré issues on super-high resolution displays. XSense’s unique sensor design also improves touch performance that allows the use of a passive stylus and eliminates Ghost Touch artifacts on less than 0.4 millimeter thick cover glass. The result is a competitive performance advantage over other metal mesh technology.

Another advantage of XSense technology is the signal line routing and pitch between signal lines. This allows for device bezel width less than 2 millimeters.

The performance advantages of XSense allow UniPixel to immediately address the mobile phone market and the entire tablet market, which represent the largest segments of the touch market.

“Although Atmel was successful in marketing XSense’s technology advantages, we believe that high manufacturing costs related to catalytic coated film supplied by a third party prevented competitive pricing,” noted Hawthorne. “We are currently transferring the existing third party catalytic coated film process to the XSense Colorado Springs facility to bring the supplier’s catalytic coating film production process in-house. We expect to complete this modification within six months, and for it to significantly lower production costs and increase manufacturing capacity by the fourth quarter. The current manufacturing capacity at the Colorado Springs XSense facility is capable of supporting forecasted production requirements through early 2016.

“We will then work to further lower the production costs of XSense through the application and integration of UniPixel’s existing manufacturing and material science technology, leveraging our development work and investment over the past few years. This includes electroless plating process improvements and changes to the catalytic film coating, both of which are expected to increase throughput and overall factory capacity.”

UniPixel also plans to apply its Diamond Guard hard coat technology to the XSense manufacturing process, which is expected to reduce materials costs by decreasing the need for protective film liners in the manufacturing and shipping process.

Diamond Guard Update
UniPixel continues to advance towards commercialization of its Diamond Guard hard-coat resin solutions. The company is working with two film coating companies to market the coated film. As a PET film coating solution, Diamond Guard can be applied to numerous types of flat surfaces, while three-dimensional surfaces, such as mobile phone cases, lenses and key pads, can be coated using a spray process.

In March 2015, UniPixel signed a material transfer agreement with a polymethyl methacrylate (PMMA) sheet coating company for cover lens applications using the Diamond Guard technology. The agreement includes non-recurring fees to be paid to UniPixel for application engineering support.

Q1 2015 Financial Summary
In the first quarter of 2015, the company did not generate significant revenues as it focused on manufacturing development.

Selling, general and administrative (SG&A) expenses totaled $3.0 million in the first quarter of 2015, as compared to $2.9 million in the first quarter of 2014. The increase in SG&A expenses is primarily due to an increase in salaries and benefits, as well as depreciation and accounting expense, and was partially offset by a decrease in contract labor and legal, office and travel expenses.

Research and development (R&D) expenses totaled $2.7 million in the first quarter of 2015, as compared to $3.3 million in the first quarter of 2014. The quarterly decrease in R&D expenses is primarily due to a decrease in lab expense related to prototype development and, to a lesser extent, a decrease in salaries and benefits, and was partially offset by an increase in travel expense.

Net loss in the first quarter of 2015 was $5.7 million or $(0.46) per basic and diluted share, as compared to net loss of $6.2 million or $(0.50) per basic and diluted share for the first quarter of 2014.

Cash and cash equivalents totaled $20.7 million at March 31, 2015, as compared to $23.7 million at December 31, 2014.

Conference Call
UniPixel management will host a conference call later today to discuss the first quarter of 2015, followed by a question and answer period.

The call will be webcast live here, as well as via a link in the Investors section of the company's website at www.unipixel.com/investors. Webcast participants will be able to submit a question to management via the webcast player.

Date: Monday, May 11, 2015
Time: 4:30 p.m. Eastern time (3:30 p.m. Central time)
Webcast: http://public.viavid.com/index.php?id=114486

To participate in the conference call via telephone, dial 1-719-325-4758 and provide the conference name or conference ID 6782792. Please call the conference telephone number 10 minutes prior to the start time so the operator can register your name and organization.

If you have any difficulty with the webcast or connecting to the call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through June 11, 2015, via the same link above, or by dialing 1-858-384-5517 and entering replay ID 6782792.

About XSense Touch Sensors
XSense touch sensors enable new design possibilities for touch-enabled products. Based on proprietary roll-to-roll metal mesh technology, XSense touch sensors support features such as narrow borders, curved touch surfaces and even edgeless touchscreens while achieving improved linearity for better Stylus performance, reliability and thinner sensor stacks. As an alternative to traditional touch sensors, XSense gives you the ability to turn your unique touch-based concepts into functional designs at lower total system costs.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ: UNXL) is developing Performance Engineered Films for the display and flexible electronics markets. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's roll-to-roll electronics manufacturing process prints fine line conductive elements on thin films. The company intends to market its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and intends to eventually expand its marketing to private label or Original Equipment Manufacturer (OEM) brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the superiority of the technology acquired from Atmel; our belief that the application of our proprietary material science technology will enhance XSense’s performance, functionality and cost; our expectation that by combining the best elements from XSense and our InTouch technologies, we can substantially reduce our go-to-market risk and provide a superior product platform; our belief that by transferring the existing third party catalytic coated film process to the XSense Colorado Springs facility production costs will be significantly lowered and manufacturing capacity will be increased; our belief that applying our Diamond Guard hard coat technology to the XSense manufacturing process is expected to reduce materials costs; and the expectation that we will generate more than $10 million in revenue in 2015 and achieve profitability in 2016. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, the possibility that we will be unable to successfully combine the XSense business and operations with our business and operations, the development of technologies superior to the InTouch and the XSense technologies, the loss of key customers of the XSense products, our inability to achieve cost savings following the acquisition of the XSense business, and the imposition of unanticipated liabilities as a result of the asset acquisition as well as those risks set forth under Item 1A "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. We operate in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K.

Trademarks in this release are the property of their respective owners.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com

Uni-Pixel, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$20,681,932	$23,663,494
Prepaid expenses	75,000	122,500

Total current assets	20,756,932	23,785,994

Property and equipment, net of accumulated depreciation of $12,433,638 and $10,867,375, at March 31, 2015 and December 31, 2014, respectively	9,591,303	11,108,825
Restricted cash	17,439	17,439

Total assets	$30,365,674	$34,912,258

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$415,554	$280,918
Settlement of class action and derivative lawsuits	2,275,000	2,275,000
Deferred revenue	5,000,000	5,000,000

Total current liabilities	7,690,554	7,555,918

Total liabilities	7,690,554	7,555,918

Commitments and contingencies	—	—

Shareholders’ equity
Common stock, $0.001 par value; 100,000,000 shares authorized, 12,390,765 shares issued and outstanding at March 31, 2015 and 12,350,715 shares issued and outstanding at December 31, 2014	12,391	12,351
Additional paid-in capital	140,514,977	139,512,274
Accumulated deficit	(117,852,248)	(112,168,285)

Total shareholders’ equity	22,675,120	27,356,340

Total liabilities and shareholders’ equity	$30,365,674	$34,912,258

Uni-Pixel, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue	$6,750	$--

Cost of revenues	6,813	--

Gross margin	(63)	--

Selling, general and administrative expenses	2,965,668	2,868,404
Research and development	2,722,649	3,324,346

Operating income (loss)	(5,688,380)	(6,192,750)

Other income
Interest income, net	4,417	4,800

Net income (loss)	$(5,683,963)	$(6,187,950)

Per share information
Net income (loss) - basic	$(0.46)	$(0.50)
Net income (loss) - diluted	(0.46)	(0.50)

Weighted average number of basic common shares outstanding	12,363,774	12,273,772
Weighted average number of diluted common shares outstanding	12,363,774	12,273,772